Exhibit 99.1

PRESS RELEASE
	Contacts:	Mel Payne, Chairman & CEO
Joe Saporito, CFO
Carriage Services, Inc.
FOR IMMEDIATE RELEASE		713-332-8400

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

CARRIAGE SERVICES COMPLETES OFFERING OF

$130 MILLION SENIOR NOTES DUE 2015

January 27, 2005 – HOUSTON – Carriage Services, Inc. (NYSE: CSV) announced today that it has successfully completed its previously announced private offering of $130 million principal amount of 7.875% Senior Notes due 2015 (Senior Notes). The Company intends to use the net proceeds from the offering to pay in full the principal, interest and make-whole premium on the Company’s existing senior notes due in 2006 and 2008, to bring current the TIDES preferred securities’ unpaid interest that has been deferred since September 2003, to repay all outstanding borrowings under its existing revolving credit facility, and for general working capital purposes.

The Senior Notes were offered in an unregistered offering and may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The Senior Notes were not initially registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Carriage Services is the fourth largest publicly traded death care company. As of January 27, 2005, Carriage operated 134 funeral homes and 30 cemeteries in 28 states.

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2003, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company.   The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company.  A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.

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